Exhibit 23.1

     We consent to the inclusion in the Registration Statement of Integrity Bancshares, Inc. of our report dated February 20, 2003 (except for Note 15 to the report, as to which the date is December 18, 2003) on the balance sheets of Integrity Bancshares, Inc. and Subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. We also consent to the use of our name as it appears under the caption “Experts”.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia March 17, 2004